                                                Filed Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-80835

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 7, 1999)

                                3,089,547 SHARES
                       EQUITY RESIDENTIAL PROPERTIES TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

     The third sentence of the first paragraph on the cover page of the prospectus dated July 7, 1999 is hereby amended and restated in its entirety as follows:

     We may issue up to 3,089,547 common shares to the selling shareholders, upon their request, in exchange for their 3,089,547 units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership, or in connection with any merger or other business combination.

     The section entitled "Selling Shareholders" in the prospectus is hereby amended and restated in its entirety as follows:

                              SELLING SHAREHOLDERS

     We may issue up to 3,089,547 common shares to the selling shareholders if and to the extent that (1) the selling shareholders who currently hold units of limited partnership interest in our operating partnership exchange their units of limited partnership interest and we issue common shares to them in exchange therefor or (2) we issue common shares to the selling shareholders in connection with any merger or other business combination. Following our issuance of these shares, the selling shareholders may resell the common shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement. The following table provides the name of each selling shareholder, the number of common shares owned or to be owned upon exchange of such units of limited partnership interest by each selling shareholder before any offering to which this prospectus relates, and the number of common shares that may be offered by each selling shareholder. All references to the term "selling shareholder" in this prospectus are hereby deemed to include all transferees, assignees, distributees or pledgees of any person identified herein as a selling shareholder. Assuming the redemption of all units of limited partnership held by each selling shareholder, the number of common shares set forth in the following table is also the number of common shares owned by each selling shareholder prior to the offering. Because the selling shareholders may sell all or some of their offered common shares, no estimate can be made of the number of offered common shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. We cannot assure you that the selling shareholders will sell any of the offered common shares. The common shares covered by this prospectus represent approximately 2.1% of the total common shares (assuming exchange of all outstanding units of limited partnership interest for common shares) outstanding as of September 30, 2000.

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
                                                                           NUMBER OF COMMON
                                                                           SHARES OWNED AND
NAME OF SELLING SHAREHOLDER                                                 OFFERED HEREBY
---------------------------                                                 --------------
C. Preston Butcher III                                                          566,678
Mack Pogue, Inc.                                                                256,676
W. Dean Henry                                                                   213,343
Denny McLarry 1998 Trust                                                        206,591
Otilia C. McLarry 1998 Trust                                                    206,591
David Brent Pogue                                                               146,106
Woodson Family Trust                                                            144,073
Blair Matthew Pogue                                                             140,973
Legacy Partners 2236 L.P.                                                       136,659
Blake Pogue                                                                     106,260
SP Lakeshore Partners, Ltd.                                                     103,036
Park River Limited Partners, Ltd.                                                62,300
Jeff Byrd                                                                        61,969
Gary J. Rossi                                                                    57,746
B-Way Limited Partners, Ltd.                                                     56,951
Wimbledon Partners, Ltd.                                                         52,869
Lakewood Greens Partners, Ltd.                                                   48,926
Legacy Partners 2232 L.P.                                                        43,284
Edward D. O'Brien                                                                41,485
Paul M. Thomas Jr. Family Trust                                                  37,498
Villas at Josey Ranch, Inc.                                                      37,252
Stuart L. Leeder                                                                 32,115
Guy Hays                                                                         30,578
Kimberlee Spicer Romanov                                                         27,996
Gould Investors, LP                                                              26,470
Eduard de Guardiola                                                              24,820
Fielders 1990 Partners, L.P.                                                     22,285
CR Townhomes Limited Partnership                                                 22,111
Michael A. Zoellner                                                              16,847
Cann Investments, Ltd.                                                           16,611
Jane A. Hiber                                                                    15,457
Michael Blonder                                                                  15,420
Pleasant Ridge Partners, L.P.                                                    14,149
Esther A. Dunton                                                                 13,435
Paul H. Ravich                                                                    9,365
Howard G. Stacker                                                                 9,365
Arledge Family Trust.                                                             8,660
Edward B. Romanov, Jr.                                                            8,424
Delivertech, Inc.                                                                 8,163
Dallas Sandstone of Bear Creek L.P.                                               8,142
Richard L. Fore                                                                   6,903
Gerald Blonder                                                                    5,776
Pogue Children's 1988 Lincoln Trust                                               4,877
Legacy Partners 292 L.P.                                                          4,506
Legacy Partners 234 L.P.                                                          4,477
John Igoe c/o LPAC Agent                                                          2,233
Delores Jean Pogue Trust                                                          1,881
Edward T. Hewitt                                                                    406
Richard H. Semple                                                                   406
Roy L. Titchworth, M.D. and Carolyn Titchworth                                      270
Paul M. Thomas, Jr.                                                                  43
                                                                              ---------
                                                                              3,089,547
                                                                              =========

                                   ----------

           The date of this prospectus supplement is December 15, 2000